Exhibit 99.1

Rajan Penkar joins USA Truck Board of Directors

Van Buren, AR – March 4, 2021 – USA Truck Inc. (Nasdaq: USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, today announced, that on March 1, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of USA Truck, Inc. (the “Company”), the Board appointed Rajan Penkar as a Class I Director with a term expiring at the Company’s 2023 Annual Meeting of Stockholders.

Mr. Penkar brings to the Company senior leadership experience in logistics, supply chain, technology and risk management.  Since 2014, Mr. Penkar has served as president and founder of Supply Chain Advisory Services, LLC, which provides supply chain design and optimization services to retailers.  From 2011 to 2014, Mr. Penkar served as senior vice president and president, supply chain for Sears Holding Corporation.  From 1987 to 2011, Mr. Penkar held various positions of increasing responsibility with United Parcel Service, Inc., most recently serving as President, UPS Customer Solutions.  Mr. Penkar holds a master’s degree in mechanical engineering from Syracuse University, and a Bachelor of Technology degree in mechanical engineering from the Indian Institute of Technology, Bombay.  Mr. Penkar is the recipient of 14 patents in robotics, automation, and supply chain processes. There is no arrangement or understanding between Mr. Penkar and any other person pursuant to which Mr. Penkar was appointed as a director of the Company. There are no transactions involving Mr. Penkar requiring disclosure under Item 404(a) of Regulation S-K.

“Raj’s experience in and leading logistics and supply-chain companies from both the shipper and carrier side brings a unique perspective to the Company.  In addition, his development and use of technology to solve complex supply chain problems will further drive USA Truck’s operational improvement,” said USA Truck Chairman Alex Greene.

On March 1, 2021, Thomas M. Glaser notified the Company that he will not seek reelection as a director of the Company upon expiration of his current term at the Company’s 2021 Annual Meeting of Stockholders.  Mr. Glaser stated that his decision to not seek reelection did not result from any disagreement with the Company.

Mr. Greene added, “On behalf of the entire Board, I would like to express our appreciation to Tom for all of his contributions to the Company and the Board over the past seven years including serving as the Company’s President and CEO from 2014-2015.  We are fortunate to have worked with Tom and wish him the best in his future endeavors.”

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America.  Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services.  For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Zachary King, SVP & CFO

(479) 471-2694

zachary.king@usa-truck.com

Michael Stephens, Investor Relations

(479) 471-2610

michael.stephens@usa-truck.com